Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Saks Incorporated and Subsidiaries

As of April 8, 2004

Name of Subsidiary		Jurisdiction of Formation

1.	Café SFA – Minneapolis, Inc.	California
2.	Carson Pirie Holdings, Inc.	Delaware
3.	Carson Pirie Scott Insurance Services, Inc.	Illinois
4.	CP Holdings Virginia, LLC	Virginia
5.	Herberger’s Department Stores, LLC	Minnesota
6.	Jackson Leasing, LLC	Mississippi
7.	McRae’s, Inc.	Mississippi
8.	McRae’s of Alabama, Inc.	Alabama
9.	McRae’s Stores Partnership	Mississippi
10.	McRae’s Stores Services, Inc.	Illinois
11.	McRIL, LLC	Virginia
12.	Merchandise Credit, LLC	Virginia
13.	New York City Saks, LLC	New York
14.	NorthPark Fixtures, Inc.	Delaware
15.	Parisian, Inc.	Alabama
16.	Parisian Virginia, LLC	Virginia
17.	PMIN General Partnership	Virginia
18.	Saks & Company	New York
19.	Saks Direct, Inc.	New York
20.	Saks Distribution Centers, Inc.	Illinois
21.	Saks Fifth Avenue Distribution Company	Delaware
22.	Saks Fifth Avenue Food Corporation	California
23.	Saks Fifth Avenue, Inc.	Massachusetts
24.	Saks Fifth Avenue of Texas, Inc.	Delaware
25.	Saks Fifth Avenue Texas, L.P.	Delaware
26.	Saks Holdings, Inc.	Delaware
27.	Saks Wholesalers, Inc.	Alabama
28.	SCCA, LLC	Virginia
29.	SCCA Store Holdings, Inc.	Delaware
30.	SCIL, LLC	Virginia
31.	SCIL Store Holdings, Inc.	Delaware
32.	SFA Holdings, Inc.	Delaware
33.	SFA Realty, Inc.	Delaware
34.	SFAILA, LLC	Virginia
35.	Tex SFA, Inc.	New York
36.	The Restaurant at Saks Fifth Avenue Corporation	New York